Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205419 on Form S-8 of our report dated March 30, 2023 (March 29, 2024 as to the change in the method of accounting for shipping and handling costs described in Note 1 and March 28, 2025 as to Note 16), relating to the financial statements of REX American Resources Corporation and subsidiaries (the “Company”) for the year ended January 31, 2023 appearing in this Annual Report on Form 10-K for the year ended January 31, 2025.

/s/ Deloitte & Touche LLP

Dayton, Ohio
March 28, 2025